PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 31, 1998)
                                  $600,000,000
                           BOEING CAPITAL CORPORATION
                           SERIES X MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                          ---------------------------

    Boeing Capital Corporation (the "Company") (formerly known as McDonnell Douglas Finance Corporation) may offer from time to time up to $600,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Series X Senior Medium-Term Notes (the "Senior Notes") and Series X Subordinated Medium-Term Notes (the "Subordinated Notes") Due Nine Months or More From Date of Issue (collectively, the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as specified in the applicable Pricing Supplement. In addition, each Note may be denominated and/or payable in United States dollars or a foreign or composite currency, as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement. The interest rate, or formula for the determination of the interest rate, applicable to each Note and the other variable terms thereof will be established by the Company on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formulae and other terms of Notes are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

    Unless otherwise specified in the applicable Pricing Supplement, Notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on March 15 and September 15, in the case of Senior Fixed Rate Notes, and on January 15 and July 15, in the case of Subordinated Fixed Rate Notes, of each year and on the Maturity Date. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of Notes".

    Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or in certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).
                          ---------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                   AGENTS' DISCOUNTS AND
                                         PRICE TO PUBLIC(1)          COMMISSIONS(1)(2)       PROCEEDS TO COMPANY(1)(3)
Per Note...........................             100%                    0.125%-0.75%               99.875%-99.25%
Total(4)...........................         $600,000,000            $750,000-$4,500,000      $599,250,000-$595,500,000

(1) PaineWebber Incorporated, Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch & Co. and Morgan Stanley and Co. Incorporated (each an "Agent" and, collectively, the "Agents"), may purchase Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the discount negotiated and agreed between the Company and such Agent and set forth in the applicable Pricing Supplement. If agreed to by the Company and the applicable Agent, such Agent may utilize its reasonable best efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to each Agent, ranging from 0.125% to 0.75% of the principal amount of a Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale and may be greater than 0.75%. See "Plan of Distribution".
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution".
(3)  Before deducting expenses payable by the Company estimated at $325,000.
(4)  Or the equivalent thereof in one or more foreign or composite currencies.
                          ---------------------------
    The Notes are expected to be offered on a continuous basis by the Company to or through the Agents, subject to the Company's capital requirements and the pricing of other sources of capital which may be available to the Company. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if such Agent solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution".
                          ---------------------------
PAINEWEBBER INCORPORATED
            CHASE SECURITIES INC.
                         MERRILL LYNCH & CO.
                                      MORGAN STANLEY DEAN WITTER
                          ---------------------------
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 31, 1998.

    In connection with the offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) may engage in transactions that stabilize, maintain or otherwise affect the price of Notes. Such transactions may include stabilizing and the purchase of Notes to cover short positions of such Agent(s). For a description of these activities see "Plan of Distribution."

                                  RISK FACTORS

    This Prospectus Supplement does not describe all of the risks of an investment in Notes that result from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas. The Company and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate, currency or other indices or formulas.

STRUCTURE RISKS

    An investment in Notes indexed, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the Maturity Date (as defined under "Description of Notes--General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. Values of certain indices and formulas at times have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

    Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

    The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. See "Plan of Distribution".

    The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index, the method of calculating the principal, premium, if any, and/or interest in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily salable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Foreign Currency Notes (as defined under "Description of Notes--General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the applicable foreign currency or composite currency and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies or composite currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the foreign currency or composite currency in which a Foreign Currency Note is payable against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

    Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the foreign currency or composite currency in which such payment is to be made on such date. Even if there are no exchange controls, it is possible that the foreign currency or composite currency in which a payment in respect of any particular Foreign Currency Note is to be made would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency".

CREDIT RATINGS

    Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

                              DESCRIPTION OF NOTES

    The Notes will be either Senior Notes or Subordinated Notes (referred to in the accompanying Prospectus as "Senior Securities" and "Subordinated Securities", respectively). The Senior Notes will be issued as a single series under an indenture dated as of April 15, 1987, as amended by the First Supplemental Indenture dated as of June 12, 1995 (the "Senior Indenture"), between the Company and Bankers Trust Company ("Bankers Trust" or the "Trustee"), as Trustee. The Subordinated Notes will be issued as a single series under an indenture dated as of June 15, 1988, as amended by the First Supplemental Subordinated Indenture dated as of June 12, 1995 (the "Subordinated Indenture"), between the Company and Bankers Trust, as successor Trustee. The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures". The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indentures does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indentures. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indentures, as the case may be. The term "Debt Securities", as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indentures. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

    The Indentures do not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Company for each series. As of the date of this Prospectus Supplement, the Company has issued $3,100.0 million aggregate principal amount of Debt Securities under the Indentures, $1,141.3 million of which was outstanding as of such date. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indentures in addition to the $600,000,000 aggregate initial offering price of Notes offered hereby.

    The Notes will be unsecured general obligations of the Company. The Senior Notes will rank PARI PASSU with all other Senior Securities of the Company and with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Notes, together with other subordinated indebtedness, if any, issued by the Company, will be subordinate in right of payment to the prior payment in full of all Senior Notes and all existing and future Senior Indebtedness of the Company, including Senior Notes, and, unless specifically designated as ranking junior to other subordinated debt securities of the Company, will rank PARI PASSU with all other subordinated debt securities of the Company which have not been specifically designated as ranking junior to other subordinated debt securities of the Company. See "Description of the Securities--Subordination" in the accompanying Prospectus. At March 31, 1998, the outstanding Senior Indebtedness of the Company was approximately $1,747.9 million.

    As of the date hereof, Senior Notes with an aggregate initial offering price of $770.0 million have been issued and are outstanding, and Subordinated Notes with an aggregate initial offering price of $50.0 million have been issued and are outstanding. As of the date hereof, the Company has authorized the issuance and sale of up to an additional $600,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of Notes. The Notes are expected to be offered on a continuous basis, subject to the Company's capital requirements and the pricing of other sources of capital which may be available to the Company, and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Risk Factors--Exchange Rates and Exchange Controls" and "Special Provisions Relating to Foreign Currency Notes--Payments of Principal, Premium, if any, and Interest". The currency or composite currency in which a
Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency". References herein to "United States dollars", "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

    Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The applicable Agent may be prepared to arrange for the conversion of United States dollars into the applicable Specified Currency to enable the purchaser to pay for the related Foreign Currency Note, provided that a request is made to such Agent on or prior to the third Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by the applicable Agent. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes".

    Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulae and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

    Each Note will be issued in fully registered form as a Book-Entry Note or a Certificated Note. The authorized denominations of each Note other than a Foreign Currency Note will be $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

    Payments of principal of, and premium, if any, and interest on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry Notes". In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal repayable on such date) will be made in immediately available funds upon presentation and surrender thereof at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York (or, in the case of any repayment on an Optional Repayment Date, upon presentation of such Certificated Note and a duly completed election form in accordance with the provisions described below), currently the corporate trust office of the Trustee located at Four Albany Street, New York, New York 10015. Payment of interest due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on each Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made at the office or agency referred to above maintained by the Company for such purpose or, at the option of the Company, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payments of Principal, Premium, if any, and Interest".

    As used herein, "Business Day" means, unless otherwise specified in the applicable Note, any day that is not a Saturday or Sunday and that in The City of New York is not a day on which banking institutions are authorized or required by law, regulation or executive order to close and, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    "Principal Financial Center" means the capital city of the country issuing the Designated LIBOR Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECU's, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    Book-Entry Notes may be transferred or exchanged only through the Depositary. See "Book-Entry Notes". Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

REDEMPTION AT THE OPTION OF THE COMPANY

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $100,000 or such other minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "Original Issue Discount Notes".

REPAYMENT AT THE OPTION OF THE HOLDER

    The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing

Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $100,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its corporate trust office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. See also "Original Issue Discount Notes".

    Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must direct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so direct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "Book-Entry Notes".

    If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

    GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable Note) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

    Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

    FIXED RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on March 15 and September 15, in the case of Senior Fixed Rate Notes, and on January 15 and July 15, in the case of Subordinated Fixed Rate Notes, of each year (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

    FLOATING RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note", a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other/Additional Provisions" apply, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing

Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

   (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

    Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/ Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each an "Interest Reset Period") and the dates on which such rate of interest will be reset (each an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate

Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as hereinafter defined). Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; provided, further, that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

    A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

    All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, Bankers Trust will be the "Calculation Agent". Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

    CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each a "Reference Dealer") in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Markets Limited (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be page 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

    COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Board in the relevant weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15.(519)") under the caption "Commercial Paper--Nonfinancial." (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for a non-financial entity whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                    D x 360
Money Market Yield       =                         X 100
                                 360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

    FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

    (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Designated LIBOR Currency shall be United States dollars.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency, or
(b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Markets Limited (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

    PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks).

    TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-- auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided above by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their respective affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

    Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

    The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

    The Company may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount". In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of
(i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

    Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

INDEXED NOTES

    Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or to such other price(s) or exchange rate(s) ("Indexed Notes"), as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See "Risk Factors".

APPLICABILITY OF DEFEASANCE PROVISIONS

    The Indentures contain provisions, applicable to the Notes, relating to defeasance and discharge which are described in the accompanying Prospectus under "Description of the Securities--Discharge and Defeasance".

BOOK-ENTRY NOTES

    The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

    Upon issuance, all Book-Entry Notes of like tenor or terms up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

    So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

    Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act or (iii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

    The following is based on information furnished by the Depositary:

    The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The

Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agent), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest payments, if any, on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

    The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls".

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Company in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive amounts payable in a foreign currency or composite currency in such foreign currency or composite currency as hereinafter described.

    Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the applicable foreign currency or composite currency for United States dollars for settlement on such payment date in the aggregate amount of such currency or composite currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency or composite currency.

    If the principal of, and premium, if any, and interest on a Foreign Currency Note are payable in a foreign currency or composite currency, the Holder of such Foreign Currency Note may elect to receive all or a specified portion of such payments in such foreign currency or composite currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive all or a specified portion of all future payments in the applicable foreign currency or composite currency in respect of such principal, premium, if any, and/or interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency or composite currency may be made.

    Payments of the principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes--General". Payments of interest on Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General". Payments of principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a currency or composite currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest in such currency or composite currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least 12 calendar days prior to the Maturity

Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least 10 calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

PAYMENT CURRENCY

    If the applicable composite currency (e.g., ECU) for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

    If payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

    If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

    The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a currency or composite currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

GOVERNING LAW; JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the applicable foreign currency or composite currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency or composite currency.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder; or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST

    Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT

    The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount

("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996 under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if the interest on such note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments. By assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI

Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise described herein, which are applicable to any particular issue of Notes will be described in the applicable Pricing Supplement.

    Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    SHORT-TERM NOTES

    Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT

    If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount", unless such market discount is less than a specified de minimis amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or
(ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM

    If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE

    Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Any capital gain recognized upon a sale, exchange or other disposition of a Note will be long-term capital gain if the seller's holding period is more than one year and will be short-term capital gain if the seller's holding period is one year or less. The deductibility of capital losses is subject to certain limitations.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN
  CURRENCY

    As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

    PAYMENTS OF INTEREST IN A FOREIGN CURRENCY

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period.

    The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF NOTES

    A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of in the case of a taxable exchange of the Note for a new
Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

    ORIGINAL ISSUE DISCOUNT

    In the case of a Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT

    In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

    EXCHANGE OF FOREIGN CURRENCIES

    A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

    The Notes are expected to be offered on a continuous basis for sale by the Company to or through PaineWebber Incorporated, Chase Securities Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, subject to the Company's capital requirements and the pricing of other sources of capital which may be available to the Company. The Agents may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable best efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to each Agent, ranging from .125% to .75% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent, unless the applicable Pricing Supplement provides otherwise. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale and may exceed .75% of the principal amount of such Notes.

    Any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission or discount negotiated and agreed to by the Company and such Agent and set forth in the applicable Pricing Supplement. An Agent may sell Notes it has purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed price basis), the concession and the discount may be changed.

    The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General".

    Upon issuance, the Notes will not have an established trading market. The Notes are not expected to be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but no Agent is obligated to do so and may discontinue any market-making activity at any time.

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

    In the ordinary course of its business, the Agents and their respective affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company and certain of its affiliates. If more than 10% of the net proceeds of any offering are used to repay amounts outstanding under the revolving credit facility to affiliates of any of the Agents who are participating in such offering, that offering will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. In connection with any particular issue of Notes, the Company may enter into swaps or other hedging transactions with, or arranged by, the applicable Agent or an affiliate thereof. Such Agent or other parties may receive compensation, trading gain or other benefits from such transactions.

    Concurrently with the offering of Notes described herein, the Company may issue other Debt Securities described in the accompanying Prospectus.

P R O S P E C T U S


                                  $900,000,000


                           BOEING CAPITAL CORPORATION

                      SENIOR/SUBORDINATED DEBT SECURITIES
                                ---------------


    Boeing Capital Corporation (the "Company" or "BCC") (formerly known as McDonnell Douglas Finance Corporation) from time to time may offer and sell up to $900,000,000 aggregate initial offering price, or its equivalent, based on the applicable exchange rate at the time of the offering, in such foreign currencies, units or composites of two or more thereof as shall be designated by the Company at the time of offering, of its senior debt securities (the "Senior Securities") and/or subordinated debt securities (the "Subordinated Securities"). The Senior Securities and the Subordinated Securities will be referred to collectively as the "Securities". The Securities may be offered in one or more separate series in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").


    The Securities will be unsecured obligations of the Company. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined below) of the Company. See "Description of the Securities". The Securities may be issued in registered form ("Registered Securities") without coupons or in bearer form ("Bearer Securities") with coupons attached or both. Bearer Securities will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

    The specific terms of the Securities in respect of which this Prospectus is being delivered, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, currency, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for any redemption or repayment at the option of the Company or the holder, terms for sinking fund payment, if any, whether the Securities are Senior Securities or Subordinated Securities, the initial public offering price or purchase price, any stock exchange listings, any special provisions related to Securities denominated in a foreign or composite currency or issued as medium-term notes, original issue discount securities or other special terms will be set forth in the accompanying Prospectus Supplement. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency or in composite currencies.

    The Securities may be sold to underwriters for public offering pursuant to terms of offering established at the time of sale. In addition, the Securities may be sold by the Company directly or through dealers or agents designated from time to time. The Prospectus Supplement will also set forth with respect to the sale of the Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts, the net proceeds to the Company from such sale and any other terms of the offering. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY 31, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is http:\\www.sec.gov. Copies of such material also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed.

    This Prospectus constitutes a part of two Registration Statements on Form S-3 (together with all exhibits thereto, the "Registration Statements") filed with the Commission under the Securities Act, with respect to $1,200,000,000 aggregate initial offering price of Senior Securities and Subordinated Securities of the Company. This Prospectus does not contain all of the information contained in the Registration Statements. Reference is made to the Registration Statements for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the Commission, are hereby incorporated by reference into this Prospectus and made a part hereof.


    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus contains brief summaries of certain more detailed information contained in documents incorporated herein by reference. Such summaries are qualified in their entirety by the more detailed information contained in the incorporated documents.

    The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, upon the written or oral request of any such person (identified to the Company's satisfaction), a copy of any or all documents incorporated by reference into this Prospectus (without exhibits unless such exhibits are specifically incorporated by reference herein). Requests should be directed to:

                          Boeing Capital Corporation
                          4060 Lakewood Boulevard, 6th Floor
                          Long Beach, California 90808-1700
                          Attention: Treasury Department
                          Telephone: (562) 627-3100

                                  THE COMPANY


    The Company is a commercial finance company primarily engaged in commercial aircraft financing and commercial equipment leasing. The Company was incorporated in Delaware in 1968. The Company is a wholly-owned subsidiary of Boeing Capital Services Corporation, a wholly-owned subsidiary of McDonnell Douglas Corporation ("MDC"), which, in turn, is a wholly-owned subsidiary of The Boeing Company ("Boeing"). The Company became a subsidiary of Boeing on August 1, 1997 as a result of the acquisition of MDC by Boeing. As described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the year ended March 31, 1998, incorporated by reference herein, Boeing's management is actively considering, among other things, the possibility of divesting all or part of the Company's assets or all or part of the Company's stock and, accordingly, the future direction of the Company is uncertain.



    The Company's commercial aircraft financing group, located in Long Beach, California, finances commercial aircraft (historically primarily MDC aircraft) by purchasing such aircraft subject to lease to airlines and by providing secured and unsecured notes receivable financing in connection with such aircraft. Although since 1986 the Company has provided financing to airlines (primarily regional airlines prior to 1997) for aircraft manufactured by manufacturers other than MDC, aircraft manufactured by MDC continue to comprise a substantial majority of the Company's commercial aircraft portfolio. At March 31, 1998 and December 31, 1997, the carrying amount of the Company's commercial aircraft portfolio was $1,698.5 million and $1,711.5 million, respectively, with 37 customers (25 domestic and 12 foreign) at each respective period-end. At March 31, 1998 and December 31, 1997, 79.8% and 80.4%, respectively, of the Company's commercial aircraft portfolio (50.2% and 51.0%, respectively, of the Company's total portfolio) was comprised of aircraft manufactured by MDC. At March 31, 1998 and December 31, 1997, Boeing aircraft having an aggregate carrying amount of $142.8 million and $145.4 million, respectively, were in the Company's portfolio and accounted for 8.4% and 8.5%, respectively, of the Company's commercial aircraft portfolio (5.3% and 5.4%, respectively, of the Company's total portfolio).



    The commercial equipment leasing business segment provides single-investor, tax-oriented lease financing and debt financing as its primary products. This segment, which maintains its principal operations in Long Beach, California and has marketing offices in Chicago, Illinois, Atlanta, Georgia and Detroit, Michigan, obtains its business primarily through direct solicitation by its marketing personnel. The commercial equipment leasing business segment specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment and other types of equipment which it believes will maintain strong collateral and residual values. At March 31, 1998 and December 31, 1997, the carrying amount of the Company's commercial equipment leasing portfolio was $993.5 million and $976.6 million, respectively.


    The principal executive office of the Company is located at 4060 Lakewood Boulevard, 6th Floor, Long Beach, California 90808-1700; telephone number (562) 627-3000.

                                USE OF PROCEEDS

    Net proceeds from the sale of the Securities will be used to fund the acquisition of receivables (possibly including, without limitation, the acquisition of portfolios of receivables), to purchase equipment for lease and for other corporate purposes, and may be used to reduce, from time to time, other indebtedness, including indebtedness to MDC and Boeing.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following is a summary of certain consolidated financial information of the Company and its subsidiaries at the dates or for each of the periods indicated. The selected consolidated financial data at December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 has been derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the audited consolidated financial statements and notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference". The selected consolidated financial information as of and for the three months ended March 31, 1998 and 1997 included below has been derived from, and should be read in conjunction with, the Company's unaudited interim consolidated financial statements, which in the opinion of the Company's management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial condition and results of operations of the Company for these periods. Operating data for the three months ended March 31, 1998 are not necessarily indicative of the results of operations that may be expected for the full year.



                                               AS OF AND FOR THE
                                               THREE MONTHS ENDED
                                                   MARCH 31,              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1998       1997       1997       1996       1995       1994       1993
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN MILLIONS)
Selected earnings data:
  Operating income..........................  $    61.5  $    60.7  $   246.4  $   221.5  $   190.6  $   186.8  $   196.9
  Interest expense..........................       32.5       33.2      124.7      117.3      101.9      108.3      116.4
  Net income................................       13.1       12.7       56.1       48.8       39.3       28.3       16.8
  Ratio of earnings to fixed charges(1).....       1.61       1.59       1.68       1.62       1.57       1.37       1.33

Selected balance sheet data:
  Total assets..............................  $ 2,729.6  $ 2,606.4  $ 2,722.8  $ 2,653.6  $ 2,049.6  $ 1,929.6  $ 2,055.5
  Total debt................................    1,809.4    1,806.4    1,797.9    1,850.2    1,339.7    1,215.1    1,361.2
  Shareholder's equity......................      355.0      337.4      353.1      325.5      280.2      271.9      269.4
Cash dividends paid(2)......................       10.3     --           28.5        3.5       42.0       19.5        3.6


------------------------


(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges; and fixed charges consist of interest expense and preferred stock dividends.



(2) The provisions of various credit and debt agreements require the Company to maintain a minimum net worth, restrict indebtedness, and limit cash dividends and other distributions. At March 31, 1998 and December 31, 1997, at least $74.7 million and $77.4 million, respectively, of earnings retained for growth was available for dividends.


                         DESCRIPTION OF THE SECURITIES

    The Senior Securities are to be issued under an indenture dated as of April 15, 1987, as supplemented by a supplemental indenture dated as of June 12, 1995 (as so supplemented, the "Senior Indenture"), between the Company and Bankers Trust Company, as trustee ("Bankers Trust"). The Subordinated Securities are to be issued pursuant to an indenture dated as of June 15, 1988, as supplemented by a supplemental indenture dated as of June 12, 1995 (as so supplemented, the "Subordinated Indenture"), between the Company and Bankers Trust, (successor to First Trust of California), as trustee. The Senior Indenture and the Subordinated Indenture are referred to collectively herein as the "Indentures", and Bankers Trust is referred to herein as the "Trustee". A copy of each of the Indentures is an exhibit to the Registration Statement. The Indentures provide that there may be more than one trustee, each with respect to one or more series of Securities.

    The following information concerning the Securities and certain provisions of the Indentures is intended to provide a summary thereof and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. Wherever reference is made to defined terms (which are capitalized herein) of either of the Indentures, such defined terms are incorporated herein by reference.

GENERAL

    Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms of such Securities:
(a) the title of such Securities; (b) any limit on the aggregate principal amount of such series of Securities; (c) whether such Securities are to be Senior Securities or Subordinated Securities; (d) whether such Securities are to be issuable as Registered Securities or Bearer Securities or both and whether such Securities are to be issuable initially in temporary global form or permanent global form; (e) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Securities will be issued; (f) the date or dates on which, and the method of determining Holders to which, the principal of such Securities will be payable; (g) the rate or rates per annum (which may be fixed or variable), or the formula by which such rate or rates will be determined, at which such Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (h) each Interest Payment Date on which such interest, if any, on such Securities will be payable and the Regular Record Date for the interest payable on such Securities which are Registered Securities on any Interest Payment Date; (i) any mandatory or optional sinking fund or analogous provisions; (j) each office or agency where, subject to the terms of the appropriate Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on such Securities will be payable and each office or agency where such Securities may be presented for registration of transfer or exchange; (k) the date, if any, after which and the price or prices at which such Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (l) the denominations in which such Securities which are Registered Securities will be issuable in other than denominations of $1,000 and any integral multiple thereof, and the denominations in which such Securities which are Bearer Securities will be issuable; (m) the currency or currencies (including composite currencies) of payment of principal of and premium, if any, and interest, if any, on such Securities; (n) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Securities; (o) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of the Securities held by persons who are non-United States persons (as defined in the Prospectus Supplement if applicable) in respect of specified taxes, assessments or other governmental charges and whether the Company has the option to redeem the affected Securities rather than pay Additional Amounts; and
(p) any other terms of such Securities not inconsistent with the provisions of the appropriate Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of Additional Amounts with respect to such Securities.

    The Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount and may be denominated in currencies other than United States dollars. Special United States federal income tax considerations applicable to any such Securities will be set forth in a Prospectus Supplement relating thereto.

    The Securities will be unsecured obligations of the Company. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company as described below under "Subordination".

    The Indentures do not limit the aggregate principal amount of Securities that may be issued thereunder or of any particular series of such Securities.

    Under the Indentures, the Company will have the ability, in addition to the ability to issue Securities with terms the same as or different from those of Securities previously issued, to "reopen" a previous issue of a series of Securities and issue additional Securities of such series or establish additional terms of such series of Securities.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with coupons attached) or as both Registered Securities and Bearer Securities. Securities of a series may be issuable in whole or part in the form of one or more global Securities, as described below under "Global Securities".

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, subject to the terms of the appropriate Indenture, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the Prospectus Supplement relating thereto, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the appropriate Indenture. Bearer Securities will not be issued in exchange for Registered Securities.

    Securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable Prospectus Supplement, Registered Securities may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of Bankers Trust, Four Albany Street, New York, New York 10006, Attention:
Corporate Trust and Agency Group (the "Security Registrar") or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in the Prospectus Supplement relating thereto, without service charge and upon payment of any taxes and other governmental charges as described in the appropriate Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Securities.

    In the event of any partial redemption of Securities of any series, the Company will not be required to (i) register the transfer of or exchange Securities of that series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are issuable as Bearer Securities and Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of principal of and premium, if any, and interest, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of principal of and premium, if any, and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agents outside the United States as the Company may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the Prospectus Supplement relating thereto, any payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such interest installment.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal office of Bankers Trust will be designated as the Company's sole Paying Agent for payments with respect to Securities which are issuable solely as Registered Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Securities (subject to any limitations described in any related Prospectus Supplement) which are issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described in the appropriate Indenture, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any related coupons may be presented and surrendered for payment; provided, however, that if the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange") or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series.

    All moneys paid by the Company to a Paying Agent for the payment of principal of or premium, if any, or interest, if any, on any Security which remain unclaimed at the end of one year after such principal, premium, if any, or interest, if any, shall have become due and payable will be repaid to the Company for payment thereof.

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in global form. A Security in global form (a "Global Security") will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating thereto. A Global Security may be issued in either registered or bearer form and in either temporary or permanent form. A Global Security may not be transferred except as a whole by the Depositary for such Security to a nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Securities of a series are issuable in global form, the related Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and premium, if any, and interest, if any, on any such Global Security and the specific terms of the depositary arrangement with respect to any such Global Security.

CERTAIN DEFINED TERMS

    Unless otherwise noted herein all defined terms are applicable to both the Indentures.

    "Consolidated Assets" is defined as the amount of all assets which under generally accepted accounting principles as in effect on the date of such balance sheet would appear on a consolidated balance sheet of the Company and its Subsidiaries (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses, and other valuation reserves), but shall not include goodwill, unamortized debt discount and expenses, corporate organization expense, patents and trademarks.


    "Consolidated Liabilities" is defined as the amount of all liabilities which under generally accepted accounting principles (as in effect on the date of such balance sheet) would appear on the consolidated balance sheet of the Company and its Subsidiaries including, without limitation, the par value or involuntary liquidation value, whichever is greater, of minority interests, if any, in preference stock of all Subsidiaries, but not including any of the following: redeemable preferred or preference stock, minority interests, if any, in common stock of Subsidiaries, valuation reserves (including unearned finance charges and allowances for credit losses deducted from assets), Capital Stock and surplus and surplus reserves of the Company, deferred taxes, deferred investment tax credit and any Subordinated Indebtedness of the Company.


    "Debt" is defined as, with respect to any Person, all obligations for borrowed money of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, including all (a) direct Debt and other similar monetary obligations of such Person, (b) obligations secured by any lien upon Property owned by such Person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to Property acquired by such Person; provided, however, that Debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific Property the acquisition of which was financed by or otherwise secures such indebtedness, or to the proceeds of any sale or lease of such Property or both,
(c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such Person or its subsidiaries in the ordinary course of its business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented Property. In addition, Debt includes all Guarantees of such Person to the extent the amount of such Guarantees is in excess of 50% of the Shareholder's Equity of such Person.

    "Lien" is defined as any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract (but excluding a landlord's statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. Under the Indentures, the Company or a Subsidiary will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.


    "Original Issue Discount Security" is defined as any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, as provided in the applicable Indenture.

    "Property" is defined as any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    "Senior Indebtedness" as defined in the Subordinated Indenture shall mean all of the indebtedness of, or guaranteed by, the Company for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute Senior Indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of the Company.

    "Shareholder's Equity" of any Person shall mean the shareholder's equity appearing on the balance sheet of such Person as determined under generally accepted accounting principles.

    "Subordinated Indebtedness" as defined in the Subordinated Indenture shall mean the Subordinated Securities and all other indebtedness of, or guaranteed by, the Company whether or not outstanding on the date of the Subordinated Indenture, which is by the terms thereof made subordinate and junior in right of payment to all Senior Indebtedness.

CERTAIN COVENANTS

    LIMITATION ON DIVIDENDS. The Indentures provide that no dividend shall be paid or declared or other distribution made on any Capital Stock of the Company (except in shares of Capital Stock of the Company), and neither the Company nor any Subsidiary of the Company shall acquire any shares of such stock unless, after giving effect thereto, Consolidated Assets would be at least equal to 115% of Consolidated Liabilities. For purposes of this limitation, the definition of Capital Stock shall not include any preferred stock issued by the Company or its Subsidiaries. The foregoing restrictions, however, shall not prevent any acquisition of shares of Capital Stock of the Company solely in exchange for other shares of Capital Stock of the Company, any acquisition of such shares of Capital Stock of the Company through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of other shares of such Capital Stock of the Company, or the payment of any dividend within 60 days after the date of declaration thereof, if at such date such declaration complied with the restrictions of such limitation.


    LIMITATION UPON LIENS. The Indentures provide that the Company will not, and will not permit any Subsidiary to, create or permit to continue in existence any Lien or charge of any kind, upon any Property or assets of the Company or of any Subsidiary unless the Securities then outstanding shall be equally and ratably secured (subject, in the case of the Subordinated Securities, to subordination as to rights of payment as provided in the Subordinated Indenture), with any other obligation or indebtedness so secured, subject to certain exceptions including (a) leases or subleases of Property in the ordinary course of business of the Company or any Subsidiary, or if such Property is not needed in the operation of the business; (b) Liens created within 12 months after the acquisition or construction of Property to secure or to provide for the payment of the purchase or construction price of such Property and Liens existing on any Property at the time of acquisition or certain pre-existing Liens and conditional sales agreements and/or title retention agreements with respect to any subsequently acquired Property, provided that the aggregate principal amount of the indebtedness secured by all such Liens on any particular Property may not exceed the cost (including improvements thereon) of such Property to the Company or any Subsidiary, and that such Lien(s) do not extend to other Property owned prior to such acquisition or construction or to Property thereafter acquired or constructed; (c) Liens securing indebtedness incurred to finance or refinance the acquisition of the Property subject to the Lien and in respect of which the creditor has no recourse against the Company or any Subsidiary except recourse to such Property, or to the proceeds of any sale or lease of such Property or both; (d) Liens on Property of the Company or a Subsidiary in favor of the United States or any State thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute relating thereto; (e) deposits with or security interest given to a governmental agency as a condition to the transaction of business or the exercise of a privilege, or made to enable the Company or such Subsidiary to maintain self-insurance or participate in any fund, or in connection with workmen's compensation, unemployment insurance, old age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in any such arrangements, or for any other purpose required by law or regulation promulgated by said governmental agency as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of the Company or such Subsidiary with any surety company or clerk of any court or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company or such Subsidiary from any judgment or in connection with any other judicial proceedings by or against the Company or such Subsidiary; (f)(i) Liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or are being contested in good faith and against which reserves deemed adequate by the Company or such Subsidiary have been established, provided that foreclosure or similar proceedings have not been commenced (unless cured by payment), (ii) Liens of any judgment and other similar Liens arising in connection with court proceedings, providing such Lien is discharged or the execution or other enforcement of such Lien is effectively stayed within six months of the creation of such Lien, (iii) undetermined Liens or charges incident to construction, (iv) mechanics' or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or such Subsidiary in good faith, or deposits to obtain the release of such Liens, or (v) immaterial encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto;
(g) banker's liens and rights of off-set in the holders of indebtedness such as commercial paper or monies of the Company or a Subsidiary deposited with such Lender in the ordinary course of business; (h) Liens related solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and securing indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided that no such Lien shall constitute a general lien or mortgage on substantially all the tangible assets of the Company; (i) refundings, replacements or extensions of any permitted Liens not exceeding the principal amount of indebtedness so refunded or extended at the time of such refunding or extension and covering the same Property theretofore securing the same; (j) deposits or pledges as security for the performance of any contract or undertaking in the ordinary course of business but unrelated to the borrowing of money or to the securing of indebtedness; (k) Liens existing on April 15, 1987 on its Property (with respect to the Senior Indenture) and Liens existing on June 15, 1988 on its Property (with respect to the Subordinated Indenture); (l) Liens on aircraft or equipment held by the Company or a Subsidiary or leased to third parties, if such obligation is without recourse to the Company or such Subsidiary; and (m) in addition to Liens permitted under clauses (a) through (l) above, Liens with respect to an aggregate amount of indebtedness of the Company (including its Subsidiaries) not in excess of an amount equal to 15% of Consolidated Assets.

    Reference is made to the Prospectus Supplement relating to the Securities offered thereby for information with respect to any additional covenants that may be included in the terms of such Securities.

MERGERS AND SALES OF ASSETS BY THE COMPANY


    The Company may consolidate or merge with or into any other corporation, and the Company may convey, transfer or lease all or substantially all of its Properties or assets to another Person provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume payment of the principal of and premium, if any, and interest, if any, (including all Additional Amounts) on the Securities and the performance and observance of the respective Indenture, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the respective Indenture and certain other conditions are met.


EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an Event of Default with respect to the Securities of any series then outstanding shall have occurred and be continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities of such series then outstanding may declare the principal (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the Securities of such series to be due and payable immediately; provided, that, in certain cases, if all Events of Default with respect to such series shall have been remedied, the Holders of a majority in aggregate principal amount of the Securities of such series then outstanding may rescind and annul such declaration and its consequences. Reference is made to the Pricing Supplement relating to any series of Securities which is issued at a substantial discount from the principal amount thereof for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Securities upon the occurrence of an Event of Default and the continuation thereof.

    An Event of Default with respect to the Securities of any series then outstanding is defined in the Indenture as being: default for a period of 30 days or more in the payment of any interest on the Securities of such series whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination"; default in payment of any principal of (or premium, if any, on) the Securities of such series whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination"; default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination"; default for a period of 60 days after notice by the Holders of at least 25% in principal amount of the Outstanding Securities of that series or by the Trustee in the performance of any other covenant or warranty of the Company in the respective Indenture with respect to a series of the Securities; an event of default, as defined in any mortgage, indenture or instrument evidencing any indebtedness of the Company for money borrowed (including other series of the Securities) in excess of $10,000,000 aggregate principal amount then outstanding (except that such dollar amount shall not apply with respect to a default with respect to Securities of any series outstanding), as a result of which such indebtedness of the Company shall have been accelerated and such acceleration shall not have been annulled or rescinded within a period of 20 days after written notice thereof; or certain events of bankruptcy, insolvency or reorganization.

    The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and is continuing, to give to the Holders of the applicable series of Securities with respect to which such default has occurred notice of such default; provided that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of Securities with respect to which such default has occurred, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Securities of such series.

    The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the Holders of a series of Securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the Holders of Securities of such series. The Holders of a majority in principal amount of the Outstanding Securities of this series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.


    In certain cases, the Holders of not less than a majority in principal amount of an outstanding series of Securities may, on behalf of the Holders of all Securities of such series, and any coupons appertaining thereto, waive any past default with respect to such series except a default in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of Securities with respect to which such default has occurred.


    The Company is required to file annually with the Trustee a certificate as to the absence of defaults under each Indenture.

DISCHARGE AND DEFEASANCE

    Under each of the Indentures, the Company may discharge certain obligations to holders of any series of Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such Securities have become due and payable) or to the Maturity thereof, as the case may be.

    Each Indenture further provides that, if the provisions of Section 403 thereof are made applicable to the Securities of any series pursuant to Section 301 thereof, the Company may elect to defease and be discharged from any and all obligations with respect to such Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Securities and the obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of such Securities and to hold moneys for payment in trust) ("defeasance") upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount of money or Government Obligations (as defined below), or both, applicable to such Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, (ii) no default or Event of Default with respect to the Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner at the same times as would have been the case if such defeasance had not occurred, and such Opinion of Counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. "U.S. Government Obligations" means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.


    The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the Securities of a particular series.

NOTICES

    Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Registers.

MODIFICATION OF THE INDENTURES

    Modification and amendment of the Indentures may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities of an affected series, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of, or any installment of principal or interest (or any Additional Amount) on, any Outstanding Security, or reduce the principal amount or rate of interest thereon, or change the Redemption Price; (b) change the place or currency of payment of principal of or premium, if any, or interest on any Security; (c) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (d) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the respective Indentures; (e) modify the foregoing requirements or reduce the percentage of Outstanding Securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority; (f) with respect to the Senior Securities, reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; or (g) with respect to the Subordinated Securities, reduce the amount of principal of or the rate of interest on a Security payable upon acceleration of the Maturity thereof. The Holders of at least a majority in aggregate principal amount of the Outstanding Securities may waive past defaults and compliance by the Company with certain restrictive provisions.

    Modification and amendment of the Indentures may be made by the Company and the Trustee without the consent of any Holder, for any of these purposes: (a) to evidence the succession of another corporation to the Company; (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities; (c) to add additional Events of Default; (d) to change any provision of the Indentures or either of them to facilitate the issuance of Bearer Securities; (e) to change or eliminate any provision of any Indenture, provided no Security Outstanding of any series is entitled to the benefit of such provision; (f) to secure the Securities; (g) to establish the form or terms of Securities; (h) to provide for the acceptance of appointment by a successor Trustee; or (i) to cure any ambiguity, defect or inconsistency in either Indenture or both of them provided such action does not adversely affect the interests of Holders of Securities.

SUBORDINATION

    The indebtedness evidenced by the Subordinated Securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the Subordinated Securities are subordinated in right of payment to the prior payment in full of Senior Indebtedness and, unless specifically designated as ranking junior to other subordinated debt securities of the Company, are PARI PASSU with all other subordinated debt securities of the Company which have not been specifically designated as ranking junior to other subordinated debt securities of the Company. The Company has not issued any subordinated debt ranking junior to the Subordinated Securities but the Company may issue such junior subordinated debt.

    If the Company defaults in the payment of any Senior Indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any Additional Amounts on the Subordinated Securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the Subordinated Securities.

    If any other event of default occurs with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including Additional Amounts) on any Subordinated Securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the Subordinated Securities, during any period of 90 days after written notice of such default shall have been given to the Company by any holder of Senior Indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such Senior Indebtedness has been transmitted to the Company in respect of such default.

    In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to the Company, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (iii) any assignment by the Company for the benefit of creditors; or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness shall first be paid in full before any payment or distribution shall be made to any Holder of Subordinated Securities.

    If any such payment or distribution to be paid to the holders of Senior Indebtedness shall be made to any Holder of Subordinated Securities in contravention of the foregoing and before all the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid.

    Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of Senior Indebtedness then outstanding. Upon payment in full of all Senior Indebtedness, the Holders of Subordinated Securities shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall have been paid in full, and such payments or distributions which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors (other than the holders of Senior Indebtedness), on the one hand, and the Holders of the Subordinated Securities, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness and on account of the Subordinated Securities.


    As of March 31, 1998, the Company had issued $2,882.1 million of its Senior Securities pursuant to the Senior Indenture and $157.9 million of its Subordinated Securities pursuant to the Subordinated Indenture. As of March 31, 1998, there was $1,747.9 million of Senior Indebtedness of the Company outstanding and $69.9 million of Subordinated Indebtedness of the Company outstanding. Pursuant to certain indebtedness of the Company not covered by the Indentures, the Company's most restrictive covenants regarding the incurrence of additional senior debt allow the Company to incur additional senior debt to the extent of 500% of the sum of net worth plus subordinated debt, less certain adjustments. The maximum amount of additional senior debt which could have been incurred as of March 31, 1998 was $420.9 million. In addition, certain of the Company's other indebtedness not covered by the Indentures contains covenants restricting the incurrence of additional senior debt. However, such covenants are not as restrictive as the covenants described in this paragraph.


    The holders of the Securities should not rely on the continued existence of the covenants described above because they will expire (i) as the indebtedness related thereto matures and is paid, (ii) if the Company prepays such related indebtedness or (iii) if the Company amends or deletes such restrictions through the process of negotiation.

THE TRUSTEE UNDER THE INDENTURES

    Bankers Trust is the Trustee under the Senior Indenture and the Subordinated Indenture. Bankers Trust is also the Trustee for certain other series of the Company's medium-term notes. The Company maintains banking and borrowing relations with Bankers Trust.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents that solicit or receive offers on behalf of the Company or through dealers or through a combination of any such method of sale. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in a supplement to this Prospectus.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may authorize agents of the Company acting on a best efforts or other basis to solicit and receive offers by certain institutions to purchase the Securities from the Company upon the terms and conditions as are set forth in the Prospectus Supplement. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

    In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents which participate in the distribution of Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company) may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such dealer will be identified and any such compensation will be set forth in the Prospectus Supplement.


    Under agreements which may be entered into by the Company, underwriters, dealers and agents which participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.



    Each underwriter, dealer and agent participating in the distribution of any Securities which are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Securities.

    Certain of the underwriters, dealers or agents participating in the distribution of the Securities or affiliates thereof may engage in transactions with and perform services for the Company in the ordinary course of business. In connection with any particular distribution of Securities, the Company may enter into swaps or other hedging transactions with, or arranged by, an underwriter, dealer or agent participating in such distribution or an affiliate thereof. Such underwriter, dealer, agent or affiliate may receive compensation, trading gain or other benefits from such transactions.

                                 LEGAL MATTERS


    The validity of the Securities will be passed upon for the Company by Michael C. Draffin, Vice President--Taxes & Associate General Counsel and Secretary of the Company or by H. David Heumann, Assistant General Counsel of the Company or by Melinda A. Johnson, Counsel of the Company, and for the underwriters or agents by Brown & Wood LLP, New York, New York. Mr. Draffin, Mr. Heumann or Ms. Johnson may rely, as to all matters governed by New York law, on the opinion of Brown & Wood LLP.


                                    EXPERTS


    The consolidated financial statements and schedules of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) and subsidiaries for the year ended December 31, 1997 appearing in its Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The information under the caption "Selected Consolidated Financial Data" for the year ended December 31, 1997, included elsewhere herein has been derived from consolidated financial statements for the year ended December 31, 1997 audited by Deloitte & Touche LLP as set forth in their report, included in the Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference. Such consolidated financial statements and selected consolidated financial data have been incorporated herein by reference and included herein, respectively, in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT
Risk Factors...................................        S-2
Description of Notes...........................        S-4
Special Provisions Relating to Foreign Currency
  Notes........................................       S-20
Certain United States Federal Income Tax
  Considerations...............................       S-23
Plan of Distribution...........................       S-32

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents By
  Reference....................................          2
The Company....................................          3
Use of Proceeds................................          3
Selected Consolidated Financial Data...........          4
Description of the Securities..................          4
Plan of Distribution...........................         15
Legal Matters..................................         16
Experts........................................         16


                                  $600,000,000

                           BOEING CAPITAL CORPORATION

                           SERIES X MEDIUM-TERM NOTES
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE
                               -----------------

                             PROSPECTUS SUPPLEMENT
                               -----------------

                            PAINEWEBBER INCORPORATED

                             CHASE SECURITIES INC.

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                                  ------------

                                 JULY 31, 1998

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